Exhibit 10.6

BUSINESS DEVELOPMENT AGREEMENT

This BUSINESS DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of November, 2003, (the “Effective Date”) by and between MathStar, Inc., a Minnesota corporation, with offices at 5900 Green Oak Drive, Minneapolis, MN 55343 (“MathStar”), and Summit Design, Inc., a Delaware corporation, with offices at 35 Corporate Drive, Burlington, MA 01803 (“Summit”).

WHEREAS, MathStar intends to offer the electronic product design market a programmable logic device that streamlines the implementation of complex system logic designs and lowers the unit production cost of the end products.

WHEREAS, Summit is working to develop the electronic system level design market by offering software that facilitates design definition and functional verification at multiple abstraction levels, provides advanced performance analysis for complex systems and facilitates the simultaneous development of software with electronic hardware.

WHEREAS, because MathStar devices are constructed from objects more complex than traditional logic gates, Summit’s software design environment is expected to be well suited to help designers create logic designs in MathStar devices; and because MathStar devices provide inherent uniqueness and are focused at complex electronic product applications, they are expected to be successful with customers who would also be good prospective customers for Summit software.

WHEREAS, MathStar and Summit desire to collaborate to develop a product that provides an effective solution to the challenge of rendering logic designs in MathStar Field Progammable Object Arrays (“FPOAs”) and to further collaborate on the marketing and sale of such product.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.             DEFINITIONS.  Capitalized terms used in this Agreement are defined herein and throughout the Agreement.  Terms not defined herein shall be given their plain English meaning; provided, however, that those terms, acronyms and phrases known in the computer software industry which are not defined shall be interpreted in accordance with their generally accepted industry meaning.  As used herein, the following terms shall have the meanings set forth below:

1.1           “Product” shall mean software used to define, refine, simulate and analyze the functional logic design intended for rendering in a MathStar FPOA and used to generate OHDL code for output to the MathStar COAST software.  Such product shall consist of the Summit Software, the MathStar-Specific Software and the MathStar Library.

1.2           “Summit Software” shall mean Summit’s Visual Elite ESL software.

1.3           “MathStar Library” shall mean MathStar’s library of SystemC models and their associated graphic symbols.

1.4           “MathStar-Specific Software” shall mean features of the Summit Software specific to the MathStar FPOA design application and which are not specific to any other manufacturer of any other programmable logic devices.

1.5           “External MathStar-Specific Software” shall mean any portion of the MathStar-Specific Software that is located outside a publicly exposed application programming interface within the Product.

1.6           “End Users” shall mean users of the Product who have executed Summit’s end user license agreement, the current version of which is attached hereto as Exhibit A.

2.             INTENT AND PURPOSE; STATEMENTS OF WORK.

2.1           INTENT AND PURPOSE.  This Agreement contemplates certain joint development activities between MathStar and Summit to develop the Product and the marketing, sales and support activities for the Product (the “Activities”).

2.2           STATEMENTS OF WORK.  It is understood and agreed that the parties have attempted to define their respective roles and responsibilities with respect to the Product; however, the parties agree and acknowledge that an exhaustive definition of each party’s roles and responsibilities at this time is not feasible and therefore the parties may determine that it is appropriate to execute and deliver a separate plan for some Activities undertaken (each, a “Statement of Work”).  If and when executed, each Statement of Work will be attached to and incorporated by reference into this Agreement, and the terms and conditions of the Statement of Work shall control to the extent inconsistent with the terms contained herein.  The parties agree that each Statement of Work may set forth, among other things as the parties shall deem appropriate, the following:

•              a detailed description of the Activity;

•              any design documents or specifications (unless the Activity contemplates creation or development of the same);

•              deliverables, if any, that either or both parties will be responsible for creating and developing;

•              tasks, responsibilities, covenants and agreements of each party relating to the Activity;

•              deadlines, interim milestones, and other matters relating to timing and delivery or performance under the Activity;

•              intellectual property rights or licenses to the extent different from the terms of this Agreement;

•              exclusivity rights or other restrictions on use with or marketing of competing technologies, if any;

•              obligations of the parties to market or sell the Product; and

•              any other terms or conditions that vary from the terms and conditions set forth in this Agreement.

3.             THE ACTIVITIES

3.1           THE MARKET ASSESSMENT

3.1.1        ASSESSMENT.  MathStar, with reasonable assistance from Summit and subject to Section 3.1.2 hereof, shall assess market requirements, gather customer feedback and transform this information into a market requirements document for the Product and any new versions thereof.

3.1.2        DEFINITION OF DETAILED PRODUCT REQUIREMENTS.  The parties shall jointly define the detailed product requirements for the Product and any new versions thereof, taking into account market demands and each party’s need to maintain efficient business operations.  MathStar shall define the functional enhancements and schedule objectives for the Product.  Summit shall define the implementation, cost and release schedule for Product and all enhancements thereto.  As provided in Section 4.4 hereof, MathStar shall pay Summit engineering fees for enhancements to the Product.

3.2           PRODUCT DEVELOPMENT.  Summit shall develop and maintain the Summit Software and the MathStar-Specific Software.  MathStar shall develop and maintain the MathStar Library and deliver a copy of the MathStar Library to Summit as soon as reasonably practicable for incorporation into the Product.  MathStar hereby grants to Summit the right to incorporate the MathStar Library with and into the Product and to grant sublicenses of the MathStar Library to End Users.  Each party will provide reasonable development support to the other party as needed.

3.2.1        PRODUCT RELEASE SCHEDULE.  Summit shall control the master schedule for the development and release of the Product and new versions thereof and shall be responsible for defining which features and bug fixes will be available within the Product and each Product release.

3.2.2        COMPUTING PLATFORM SUPPORT.  Summit shall release and support the Product on the PC Windows (NT, 2000, XP), Solaris and Red Hat Linux platforms.  Summit shall specify the support for specific operating system versions as a requirement for each major Product version to be released.

3.2.3        FIELD TESTING ALPHA AND BETA SOFTWARE RELEASES.  MathStar staff shall assist Summit engineering in the functional testing of alpha and beta versions of new Product releases, as reasonably requested by Summit.

3.2.4        SOFTWARE QUALITY ASSURANCE.  Summit shall perform software quality assurance testing for each Product release, except for patch distribution, beta releases and other releases where the Product is made available prior to full verification.

3.3           MARKET DEVELOPMENT AND DEMAND GENERATION

3.3.1        TRADE SHOW SUPPORT.  Each party shall exhibit the Product or information about the Product at trade shows where the party exhibits their products.  In cases where exhibition of the Product would conflict with the interests of the trade show sponsor, this obligation shall not apply.  When the Product is being exhibited at trade shows, the exhibiting party may request assistance from the other party in supporting the Product exhibition or demonstrations.  The parties shall mutually determine what information about the Product is to be exhibited and how it is to be exhibited.

3.3.2        TECHNICAL SEMINARS.  Each party may provide technical seminars involving the Product in the context of FPOA design and each party shall provide reasonable support to the other in furtherance of such seminars.  The parties shall mutually determine the contents of the seminars.

3.3.3        INTERNET PRESENCE AND WEBSITE RESOURCES.  Each party shall dedicate a portion of its website to information about the Product, its primary value points and its role in the FPOA design process.  The parties shall mutually determine the content of such information to be set forth on their websites.  The parties shall cooperate on the development of links between their respective websites, where such links would be helpful to customers.

3.3.4        LEAD GATHERING AND DISSEMINATION.  Sales leads regarding the use of the Product for FPOA design shall be shared by the parties.  Shared leads shall be distributed to the other party on a regular basis.  Points of contact shall be established between the parties in order to facilitate shared lead communication.

3.3.5        ADVERTISING.  Advertising developed by either party that includes the Product or references the Product shall include the brand identification of both parties within the advertisement.  The brand identification shall include the party’s graphic logo and, if sufficient room, the party’s tag line.  Each presentation of each party’s brand image shall require the prior approval of the marketing leadership of the other party.

3.3.6        PRINTED PRODUCT LITERATURE.  Product data sheets, application guides and other Product literature developed by either party that includes the Product or references to the Product shall include the brand identification of both parties within the publication.  The brand identification shall include the party’s graphic logo and, if sufficient room, the party’s tag line.  Each presentation of each party’s brand image shall require the prior approval of the marketing leadership of the other party.

3.4           PRODUCT LICENSE SALES

3.4.1        PRODUCT CONFIGURATION AND PRICING.  Summit shall establish the suggested list price for the Product.  The parties shall collaborate on development of Product configurations, promotions and discounting strategies.

3.4.2        DIRECT SALES CHANNELS.  The Product shall be sold through coordinated actions of the MathStar and Summit direct sales staffs, including field sales and inside sales staff.  Either party may initiate customer qualification, prospect for new sales opportunities and perform technical qualification of an opportunity.  Except for cases where the Product is bundled with other MathStar products and sold as a single part number, Summit shall be exclusively responsible for providing price and delivering quotations to customers and selling the Product to End Users.  MathStar may bundle the Product only with other MathStar products and sell the combined product under a single part number on a limited promotional basis.  In such cases, MathStar shall purchase a block of one-year term licenses for the Product at a mutually agreed price from Summit and distribute such Product to End Users bundled as provided above.

3.4.3        INDIRECT RESELLERS.  The Product may be sold through indirect channels, including resellers, selected by either party, which both parties must qualify as technically competent to handle the Product and which both parties must qualify as a business partner.  Indirect resellers shall have entered into a reseller agreement with Summit pursuant to which such reseller has specific authorization to resell the Product, to provide quotes to customers and to take customer orders for the Product.

3.4.4        ORDER ENTRY AND FULFILLMENT.  All customer purchase orders for the Product shall be placed with Summit or with indirect resellers who have entered into a reseller agreement with Summit.  Summit shall process orders and ship Product licenses and software download instructions in accordance with Summit’s normal business practices.

3.4.5        PRODUCT TRAINING FOR SALES CHANNELS.  The parties shall jointly provide sales training to indirect sales channels.  MathStar shall provide sales training to Summit with respect to the MathStar Library and the MathStar-Specific Software and Summit shall provide sales training to MathStar with respect to the Summit Software.

3.4.6        CHANNEL CONFLICT.  In order to minimize any channel conflict and to maximize the parties’ sales of the Product, the parties shall meet periodically, as mutually agreed, in order to discuss potential customer opportunities and required resources in order to close sales of the Product.

3.5           PRODUCT DISTRIBUTION.

3.5.1        PRODUCT LICENSING.  The Product shall be licensed to End Users via Summit’s then current end user license agreement.  The current version of such agreement is attached hereto as Exhibit A.  If Summit’s form of end user license agreement changes, it shall give notice of such changes to MathStar, and Summit and MathStar shall amend this agreement by attaching the most current form of Summit’s end user license agreement to this Agreement as new Exhibit A.

3.5.2        PACKAGING OF PRODUCT RELEASES.  The Product and all major versions thereof shall consist of the Summit Software, the MathStar-Specific Software and the MathStar Library, packaged together by Summit as a single part number, downloadable as a single complete file image.  Summit shall provide End Users with a single installation process that places the Product in the proper locations in the End User’s environment.

3.5.3        PRODUCT DISTRIBUTION LOGISTICS.  The distribution mechanism for the Product shall be FTP access via the internet.  The distribution website shall be developed, hosted and maintained by Summit or its supplier with assistance and support from MathStar.  The website shall provide for effective, secure upload of model library releases and patches from MathStar, as well as effective location and retrieval of software and patches by customers.  Qualified resellers of the Product may provide links to the Summit website in order to act as distribution portals.

3.6           CUSTOMER SUPPORT.  Summit shall provide first line support of the Product to End Users.  Such support shall include, but not be limited to, initial troubleshooting assistance and involving Summit technical support in those cases where the problem appears to be located within or caused by Summit Software or the MathStar-Specific Software.  Summit shall provide technical customer support via a toll-free telephone number in the United States and Canada staffed during normal, weekday business hours (excluding Summit holidays), as well as via e-mail and website.  Summit will use commercially reasonable efforts to respond promptly to all reasonable service requests from End Users.  If Summit determines that the problem appears to be located within or caused by the MathStar Library, MathStar, upon Summit’s request, shall provide technical customer support either to Summit or, if requested, directly to an End User.  MathStar shall provide such support in accordance with the terms set forth above.

3.6.1        BUG REPORTING AND TRACKING.  Summit shall provide MathStar access to Summit’s bug tracking system for the purpose of tracking problem reports and bugs in the Product.  Problems and potential bugs in the Product shall be entered into Summit’s bug tracking system by technical support staff or application engineers from either party.  Each party shall identify and maintain a technical support point of contact, who shall be responsible for communicating technical problem status and customer impact priority with the other party and for insuring that customer problem reports associated with the Product are resolved in a timely manner.

3.6.2        BUG CONFIRMATION AND RESOLUTION.  Summit shall confirm and resolve bugs in the Summit Software and MathStar-Specific Software in accordance with its customary procedures for support of its products.  MathStar shall confirm and resolve bugs in the MathStar Library.  Each party shall provide engineering support to the other party upon request in order to expedite the resolution of bugs.

3.6.3        FIELD SALES TECHNICAL STAFF.  Each party shall develop and maintain trained technical staff that will be available in the field to visit End Users and assist with technical problem solving or troubleshooting as required.

3.7           END USER TRAINING.

3.7.1        END USERS TRAINING CLASS DEVELOPMENT.  MathStar and Summit shall collaborate on the development of an End User training course that may be provided by qualified staff members of either party or both parties, depending on resource availability and geographical convenience.  Customer training classes shall consist of the essential training elements necessary for End Users to learn how to use the Product for the purpose of creating and verifying FPOA designs.  Each party shall own the portion of the course materials such party contributes to the End User training course and hereby grants to the other party a no charge license to use and distribute such materials to End Users attending such training courses.

3.7.2        CUSTOMER TRAINING CLASS DELIVERY.  Each party may deliver the jointly developed training class using their own instructors.  The parties shall explore ways of sharing resources for training delivery or for contracting for training instructors from one party to deliver training to End Users of the other party pursuant to a mutually agreed agreement.  Unless otherwise agreed, the party providing the training services shall be entitled to receive all fees associated with such services.

3.8           USER MANUALS.

3.8.1        USER MANUAL DEVELOPMENT.  Summit shall develop a section or addendum to the Summit Software user manual that addresses the use of the MathStar-Specific Software.  MathStar shall develop any user manual documentation required for the MathStar Library.  Summit shall assemble the user manual for the Product, consisting of the standard Summit Software user manual, a section or addendum dedicated to the MathStar-Specific Software within the Summit Software and a section or addendum with the documentation for the MathStar Library.  Each party shall own all right, title and interest in and to the portion of the user manual such party contributes to the user manual and hereby grants to the other party a no charge license to incorporate such party’s materials into the user manual for the Product and to distribute such materials to End Users as part of the user manual for the Product.  Each party agrees not to remove the copyright notices on any user manual materials of the other party.

3.8.2        USER MANUAL DISTRIBUTION.  User manuals shall be updated and distributed electronically with each major release of the Product only in PDF file format.  Summit shall have the responsibility of aligning the user manual information with the functionality of each major release of the Product.

4.             FINANCIAL CONSIDERATIONS.

4.1           REVENUE FROM PRODUCT LICENSE SALES AND MAINTENANCE

Summit shall receive all revenue from Product license sales and maintenance, except for commissions or margins provided to indirect sales organizations in accordance with valid reseller agreements between Summit and the respective reseller.  MathStar shall receive all revenue from Product license sales by MathStar in accordance with section 3.4.2 hereof.

4.2           ENGINEERING FEES FOR PRODUCT ENHANCEMENTS

MathStar shall pay Summit engineering fees only for enhancements to the Product that are requested by MathStar.  The parties shall agree on the amount of the fee, sign a mutually agreed specifications document and sign a Statement of Work prior to Summit performing such services.

4.3           ENGINEERING FEES FOR PRODUCT MAINTENANCE

During the term of this Agreement, MathStar shall pay to Summit engineering fees in the amount of US$50,000 per year on the anniversary of the Effective Date of this Agreement, beginning on the first anniversary date of the Effective Date, and on each anniversary thereafter.  Such fee shall be in consideration of Summit’s maintenance of the MathStar-Specific Software within the context of the constantly evolving Summit Software releases.

4.4           ENGINEERING DEVELOPMENT CREDIT

During the term of this Agreement, within twenty (20) days after each anniversary of the Effective Date of this Agreement, beginning on the first anniversary date of the Effective Date, Summit shall provide MathStar with an engineering development credit in the amount of ten percent (10%) of the revenue from Product license sales and maintenance recognized by Summit during the prior term (initial or renewal) of the Agreement (the “Summit Revenue”).  Within twenty (20) days after each anniversary date of the Effective Date of this Agreement, Summit shall deliver to MathStar a report showing, in reasonable detail, the amount of Summit Revenue recognized by Summit in such prior term.  Upon thirty (30) days prior written notice, at MathStar’s sole cost and expense, MathStar shall have the right to appoint an independent accounting firm or other qualified agent or employee to examine such financial books, records and accounts during Summit’s normal business hours at Summit’s offices to verify the information contained in any of the reports provided by Summit pursuant to this Section, subject to the execution of Summit’s standard confidentiality agreement by the accounting firm or other qualified agent or employee; provided, however, that execution of such agreement shall not preclude such firm or other qualified agent or employee from reporting its results to MathStar.  MathStar may apply this engineering development credit toward the purchase of Product enhancements or Product maintenance during the current term of the Agreement.  The fee for such Product enhancements or Product maintenance set forth in Sections 4.2 and 4.3 hereof shall be offset against the credit upon written notice by MathStar to Summit that MathStar is electing use the credit in such manner; provided, however in no event shall the credit exceed one hundred percent of the fee for such Product enhancements or maintenance.  Any credit that is unused during such one year period shall expire upon the end of such period and is not available for use during any future renewal term of this Agreement.  No engineering development credit shall apply to orders from MathStar for Product enhancements during the initial term of the Agreement.

4.5           SUMMIT SOFTWARE FOR MATHSTAR INTERNAL USE

Summit hereby grants to MathStar a no-charge, worldwide right and license to use Summit Visual Elite ESL, System Architect and Virtual Prototype products for MathStar’s internal use for an unlimited number of users and for the development of design application examples.  MathStar’s use of such products shall in all events be subject to the terms and conditions of Summit’s end user license agreement attached hereto as Exhibit A.  Such license shall be in effect for the initial term of the Agreement and each subsequent renewal term of the Agreement during which Summit has recognized at least US$100,000 in revenue from Product license sales and maintenance during the prior term (initial or renewal) of the Agreement.  If Summit notifies MathStar that Summit failed to recognize at least US$100,000 in revenue from Product license sales and maintenance during the prior term (initial or renewal) of the Agreement, MathStar may within ten (10) business days of the date of such notice pay to Summit the difference between US$100,000 and the actual amount recognized by Summit during such term.  If Summit notifies MathStar that Summit failed to recognize at least US$100,000 in revenue from Product license sales and maintenance during the prior term (initial or renewal) of the Agreement and MathStar fails to exercise its pay-down option as provided in the foregoing sentence, then MathStar shall immediately return to Summit the Visual Elite ESL, System Architect and Virtual Prototype products and shall provide an officer’s certificate to Summit that such products have been removed from all computer systems of MathStar.  MathStar shall be entitled to the same audit rights as described in Section 4.4, and the time periods described in this Section 4.5 shall be tolled during the conduct and completion of any such audit, provided such audit is completed within a thirty (30) day period.

5.             ADDITIONAL AGREEMENTS OF THE PARTIES

5.1           LOGO USAGE.  MathStar hereby grants Summit the right to use MathStar’s logo, subject to logo usage guidelines to be provided by MathStar to Summit, as such guidelines may be amended by MathStar from time to time.  Summit hereby grants MathStar the right to use Summit’s logo, subject to logo usage guidelines to be provided by Summit to MathStar, as such guidelines may be amended by Summit from time to time.

5.2           PUBLICITY; PRESS RELEASES.  The parties may by mutual consent agree to issue a joint press release describing the collaboration of the parties.  The parties shall also consult regularly during the term of the Agreement and issue, as and when appropriate, such further press releases and/or other publicity materials as may be appropriate.  The contents of any press releases issued by the parties shall be subject to the approval of each party, which approval shall not be unreasonably withheld or delayed.

5.3           USE OF NAME IN PROMOTIONAL MATERIALS.  Each party shall, with prior approval of the other party (which will not be unreasonably withheld or delayed), be permitted to identify the other party as a development partner, to use the other party’s name in connection with proposals to prospective customers, and to refer to the other party in print or electronic form for marketing or reference purposes.

5.4           FREEDOM OF ACTION.  Except as specifically provided herein or in any Statement of Work, either party may market and offer its own or third party products or services (through any means) which are the same as or similar to and which are competitive with the other party’s products and services.  Neither party makes any assurances or representations to the other in connection with any financial gain or other benefit that may result from the activities contemplated in this Agreement.

6.             ACTIVITY MANAGEMENT.

6.1           POINTS OF CONTACT.  Each of the parties agrees to appoint and keep in place during the term of this Agreement a business point of contact and a technical point of contact, each of whom will allocate such portion of his or her working time as may be reasonably necessary to facilitate communications between the parties.

6.2           MEETINGS.  The business points of contact shall meet on a mutually agreed basis, at least one time each year, to review the overall progress of the Activities contemplated hereunder and to provide overall supervision and oversight.  Such meetings will be held at a mutually agreed location.

7.             DEVELOPMENT EFFORTS; RESOURCE COMMITMENT; EXPENSES.

7.1           COST SHARING AND REIMBURSEMENT.  Except as may be provided in any specific Statement of Work or as may be otherwise agreed by the parties or as provided in Section 4.4 hereof, each of Summit and MathStar agrees that it shall be responsible for its own expenses incurred in conjunction with this Agreement and any attachments hereto, and with any undertakings and obligations contemplated hereby.  Notwithstanding the foregoing, if development efforts are undertaken at either MathStar or Summit offices, then the host party agrees to provide the necessary office space at no cost to the other party.

7.2           INDEPENDENT CONTRACTORS.  Either party shall have the option to utilize contractors in order to satisfy its obligation to supply personnel resources to the Activities contemplated hereunder, but only to the extent and insofar as reasonably required in connection with the performance of the obligations of the party retaining the contractor under this Agreement, and subject to the further requirements and limitations set forth herein.

8.             DISPUTE RESOLUTION PROCESS.

8.1           INITIAL CONSULTATION AND NEGOTIATION.  In the event a dispute between Summit and MathStar arises under the Agreement or a party’s performance thereunder, the matter shall first be escalated to each party’s business points of contact in an attempt to settle such dispute through consultation and negotiation in good faith and a spirit of mutual cooperation.

8.2           ESCALATION.  If the business party contacts are unable to resolve the dispute within ten (10) days, it shall be referred to the Chief Executive Officers of each party who shall attempt to resolve such dispute through consultation and negotiation in good faith and a spirit of mutual cooperation.

8.3           CONTINUED PERFORMANCE.  Except where prevented from doing so by the matter in dispute, the parties agree to continue performing their obligations under this Agreement while any good faith dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

9.             OWNERSHIP.

9.1           OWNERSHIP BY SUMMIT.  As between MathStar and Summit, Summit shall own all right, title, and interest in the Summit Software and MathStar-Specific Software (the “Summit Intellectual Property”), except the External MathStar-Specific Software, and MathStar shall have no ownership interest in the Summit Intellectual Property.  MathStar hereby irrevocably transfers, conveys and assigns to Summit all of its right, title, and interest in the Summit Intellectual and in any property owned or to be owned by Summit under this Agreement.  MathStar shall execute such documents, render such assistance, and take such other action as Summit may reasonably request, at Summit’s expense, to apply for, register, perfect, confirm, and protect Summit’s ownership rights set forth in this Section, and Summit shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections with respect thereto.

9.2           OWNERSHIP BY MATHSTAR.  As between MathStar and Summit, MathStar shall own all right, title, and interest in the MathStar Library and the External MathStar-Specific Software (the “MathStar Intellectual Property), and Summit shall have no ownership interest in the MathStar Intellectual Property.  Summit hereby irrevocably transfers, conveys and assigns to MathStar all of its right, title, and interest in the MathStar Intellectual Property and in any property owned or to be owned by MathStar under this Agreement.  Summit shall execute such documents, render such assistance, and take such other action as MathStar may reasonably request, at MathStar’s expense, to apply for, register, perfect, confirm, and protect MathStar’s ownership rights set forth in this Section, and MathStar shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections with respect thereto.

9.3           PARTY AS ATTORNEY-IN-FACT.  Summit agrees that if MathStar is unable because of Summit’s dissolution or incapacity, or for any other reason, to secure Summit’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the inventions assigned to MathStar above, then Summit hereby irrevocably designates and appoints MathStar and its duly authorized officers and agents as Summit’s agent and attorney-in-fact, to act for and in Summit’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Summit.  MathStar agrees that if Summit is unable because of MathStar’s dissolution or incapacity, or for any other reason, to secure MathStar’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the inventions assigned to Summit above, then MathStar hereby irrevocably designates and appoints Summit and its duly authorized officers and agents as MathStar ‘s agent and attorney-in-fact, to act for and in MathStar ‘s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by MathStar.

9.4           NO REVERSE ENGINEERING.  Each of MathStar and Summit agrees that it shall not (i) copy, adapt, modify, translate, localize, distribute, create any derivative work of, or include in any other products any Summit Intellectual Property (in the case of MathStar) or MathStar Intellectual Property (in the case of Summit) or any portion thereof, or (ii) reverse assemble, decompile, reverse engineer or otherwise attempt to derive source code (or the underlying ideas, algorithms, structure or organization) from any such property, except as specifically authorized in writing by the party owning the same or as specifically provided under this Agreement.

9.5           COPYRIGHT NOTICES.  Each party shall ensure that all copies of any software or other property in its possession or control incorporates all copyright and other proprietary notices in the same manner that the party owning the same incorporates such notices, or in any other manner reasonably requested by the owner.  Each party shall promptly notify the other party in writing upon its discovery of any unauthorized use of a party’s property or the infringement of such party’s proprietary rights therein.

10.           TRADEMARKS, TRADE NAMES AND BRANDING.

10.1         USAGE GUIDELINES.  Summit shall comply with MathStar’s logo, trademark and branding usage guidelines, which MathStar shall provide to Summit, and as the same may be updated by MathStar from time to time.  MathStar shall comply with Summit’s logo, trademark and branding usage guidelines, which Summit shall provide to MathStar, and as the same may be updated by Summit from time to time.  Neither party shall alter the other party’s marks.

10.2         OWNERSHIP.  All MathStar marks are and shall remain, as between Summit and MathStar, the exclusive property of MathStar or its providers.  All Summit marks are and shall remain, as between Summit and MathStar, the exclusive property of Summit or its suppliers.  Neither party grants any rights in the marks or in any other trademark, trade name, service mark, business name or goodwill of the other except as expressly permitted hereunder or by separate written agreement of the parties, and all use of a party’s marks shall inure to the benefit of the owner of such mark.  Each party agrees that it shall not challenge or assist others to challenge the rights of the other party or its suppliers or licensors in the marks or the registration of the marks, or attempt to register any trademarks, trade names or other proprietary indicia confusingly similar to the marks.

11.           CONFIDENTIALITY.

11.1         AGREEMENT AS CONFIDENTIAL INFORMATION.  The parties shall treat the terms and conditions and the existence of this Agreement as Confidential Information (as the term “Confidential Information” is hereinafter defined).  Each party shall obtain the other’s consent prior to any publication, presentation, public announcement or press release concerning the existence or terms and conditions of this Agreement.

11.2         DEFINITION OF CONFIDENTIAL INFORMATION.  “Confidential Information” means the terms and conditions of this Agreement, the existence of the discussions between the parties, any information disclosed in connection with the Activities being undertaken as described herein, and any proprietary information a party considers to be proprietary including, but not limited to, information regarding each party’s product plans, product designs, product costs, product prices, finances, marketing plans, business opportunities, personnel, research and development activities, know-how and pre-release products; provided that information disclosed by the disclosing party (“Disclosing Party”) in written or other tangible form will be considered Confidential Information by the receiving party (“Receiving Party”) only if such information is conspicuously designated as “Confidential,” “Proprietary” or a similar legend.  Information disclosed orally shall be considered Confidential Information only if:  (i) it is identified as confidential, proprietary or the like at the time of disclosure, and (ii) it is confirmed in writing within thirty (30) days of disclosure.  Confidential Information disclosed to the Receiving Party by any affiliate or agent of the Disclosing Party is subject to this Agreement.

11.3         NONDISCLOSURE.  The Receiving Party shall not disclose or use, except as permitted under this Agreement, the Confidential Information to any third party other than employees and contractors of the Receiving Party who have a need to have access to and knowledge of the Confidential Information solely for the purpose of performing its obligations under this Agreement.  The Receiving Party shall have entered into non-disclosure agreements with such employees and contractors having obligations of confidentiality as strict as those herein prior to disclosure to such employees and contractors to assure against unauthorized use or disclosure.

11.4         EXCEPTIONS TO CONFIDENTIAL INFORMATION.  The Receiving Party shall have no obligation with respect to information which (i) was rightfully in possession of or known to the Receiving Party without any obligation of confidentiality prior to receiving it from the Disclosing Party; (ii) is, or subsequently becomes, legally and publicly available without breach of this Agreement; (iii) is rightfully obtained by the Receiving Party from a source other than the Disclosing Party without any obligation of confidentiality; (iv) is developed by or for the Receiving Party without use of the Confidential Information and such independent development can be shown by documentary evidence; (v) was publicly known at the time of the Disclosing Party’s communication thereof to the Receiving Party; or (vi) is identified by the Disclosing Party as no longer proprietary or confidential.  Further, the Receiving Party may disclose Confidential Information pursuant to a valid order issued by a court or government agency with jurisdiction, provided that the Receiving Party provides the Disclosing Party:  (a) prior written notice of such obligation; and (b) the opportunity to oppose such disclosure or obtain a protective order.  The Receiving Party further agrees that if the Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information which is legally required to be disclosed and will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.

11.5         RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION.  Upon written demand by the Disclosing Party, and in any event upon termination of this Agreement, the Receiving Party shall:  (i) cease using the Confidential Information; (ii) return the Confidential Information and all copies, notes or extracts thereof to the Disclosing Party within seven (7) calendar days of receipt of demand; and (iii) upon request of the Disclosing Party, certify in writing that the Receiving Party has complied with the obligations set forth in this section.

11.6         INDEPENDENT DEVELOPMENT AND RESIDUALS.  The terms of confidentiality under this Agreement shall not be construed to limit either party’s right to develop independently or acquire products without use of the other party’s Confidential Information.  The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other parties, that is similar to the Confidential Information.  Accordingly, except as provided in this Agreement, neither party shall be prohibited from developing or having developed for it products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Confidential Information provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development.  Further, subject to the other restrictions and limitations contained in this Agreement, the residuals resulting from access to or work with such Confidential Information shall not be subject to the confidentiality obligations contained in this Agreement.  The term “residuals” means non-specific information in non-tangible form, which may be retained by persons who have had access to the Confidential Information, including general ideas, concepts, know-how or techniques contained therein.  Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals.

12.           REPRESENTATIONS AND WARRANTIES.

12.1         SUMMIT’S REPRESENTATIONS AND WARRANTIES.  Summit represents and warrants to MathStar as follows:  Summit and its licensors own or possess the necessary rights, title and licenses necessary to perform its obligations hereunder.  Summit has the right to enter into this Agreement and to perform its obligations hereunder.  Summit will perform all of its obligations in a workmanlike manner.  EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION, SUMMIT EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, TO THE FULLEST EXTENT PERMITTED BY LAW, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

12.2         MATHSTAR’S REPRESENTATIONS AND WARRANTIES.  MathStar represents and warrants to Summit as follows:  MathStar and its licensors own or possess the necessary rights, title and licenses necessary to perform its obligations hereunder.  MathStar has the right to enter into this Agreement and to perform its obligations hereunder.  MathStar will perform all of its obligations in a workmanlike manner.  EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION, MATHSTAR EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, TO THE FULLEST EXTENT PERMITTED BY LAW, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

13.           INDEMNITY.

13.1         INDEMNIFICATION BY MATHSTAR.  MathStar shall defend, indemnify and hold harmless Summit and its officers, directors, employees, shareholders, agents, successors and assigns from and against any and all loss, damage, settlement, costs or expense (including legal expenses), as incurred, resulting from, or arising out of (i) any claim against Summit which alleges that the MathStar Intellectual Property or the MathStar-Specific Software, as specified by MathStar, infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement; and (ii) any claim relating to negligence, misrepresentation, error or omission by MathStar.

13.2         MATHSTAR EXCLUSIONS.  MathStar shall have no obligation under Section 13.1 above to the extent any claim of infringement or misappropriation results from:  (i) use by Summit of the MathStar Intellectual Property or the MathStar-Specific Software in combination with any other product if the infringement would not have occurred but for such combination; (ii) any claim based on Summit’s use of the MathStar Intellectual Property or the MathStar-Specific Software as shipped after MathStar has informed Summit of modifications or changes in the Product required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of MathStar’s suggestions; (iii) use of the MathStar Intellectual Property or the MathStar-Specific Software other than as permitted under this Agreement, if the infringement would not have occurred but for such use; or (iv) compliance by MathStar with specifications or instructions supplied by Summit.

13.3         INDEMNIFICATION BY SUMMIT.  Summit shall defend, indemnify and hold harmless MathStar and its officers, directors, employees, shareholders, agents, successors and assigns from and against any and all loss, damage, settlement, costs or expense (including legal expenses), as incurred, resulting from, or arising out of (i) any claim against MathStar which alleges that the Summit Software infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement; and (ii) any claim relating to negligence, misrepresentation, error or omission by Summit.

13.4         SUMMIT EXCLUSIONS.  Summit shall have no obligation under Section 13.3 above to the extent any claim of infringement or misappropriation results from:  (i) use by MathStar of the Summit Software in combination with any other product if the infringement would not have occurred but for such combination; or (ii) use of the Summit Software other than as permitted under this Agreement, if the infringement would not have occurred but for such use.

13.5         CONTROL OF DEFENSE.  As a condition to such defense and indemnification, the party seeking indemnification will provide the other party with prompt written notice of the claim and permit such other party to control the defense, settlement, adjustment or compromise of any such claim.  The party seeking indemnification may employ counsel at its own expense to assist it with respect to any such claim.

13.6         DISCLAIMER.  THE FOREGOING PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF THE PARTIES AND THE EXCLUSIVE REMEDY WITH RESPECT TO ANY VIOLATION OR INFRINGEMENT OF PROPRIETARY RIGHTS INCLUDING, BUT NOT LIMITED TO, ANY PATENT, COPYRIGHT, TRADEMARK, BY THE INTELLECTUAL PROPERTY OF MATHSTAR AND SUMMIT, RESPECTIVELY, OR ANY PART THEREOF.  EACH PARTY’S OBLIGATIONS UNDER THIS SECTION ARE SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 14.

14.           LIMITATION OF LIABILITY.

14.1         LIMITATION OF DAMAGES.  EXCEPT FOR BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY SET FORTH HEREIN, NEITHER PARTY SHALL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST REVENUE OR PROFITS, OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

14.2         LIMITATION OF LIABILITY.  EXCEPT FOR BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY SET FORTH HEREIN AND THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 13, THE TOTAL DOLLAR LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT OR OTHERWISE SHALL BE LIMITED TO THE LESSER OF $100,000 OR THE AMOUNT OF SUMMIT REVENUE RECOGNIZED FOR PRODUCT LICENSE SALES.

15.           TERM AND TERMINATION.

15.1         TERM OF AGREEMENT.  This Agreement shall be effective upon the Effective Date and shall remain in force for a period of one (1) year, unless otherwise terminated as provided herein.  Thereafter, this Agreement shall automatically renew for one or more terms of twelve months, unless otherwise terminated as provided herein.

15.2         TERMINATION FOR CAUSE.  This Agreement may be terminated by a party for cause immediately upon the occurrence of and in accordance with the following:  (a) Insolvency Event.  Either may terminate this Agreement by delivering written notice to the other party upon the occurrence of any of the following events:  (i) a receiver is appointed for either party or its property; (ii) either party makes a general assignment for the benefit of its creditors; (iii) either party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief law, which proceedings are not dismissed within sixty (60) days; or (iv) either party is liquidated or dissolved. (b) Default.  Either party may terminate this Agreement effective upon written notice to the other if the other party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within thirty (30) calendar days after notice thereof from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.

15.3         TERMINATION FOR CONVENIENCE.  This Agreement may be terminated by either party without penalty, for any or no reason, by providing ninety (90) days’ prior written notice of such termination.

15.4         SURVIVAL OF RIGHTS AND OBLIGATIONS UPON TERMINATION.  Sections 5, 7, 9, 10, 11, 13, 14, 15, 16 and all payment obligations of the parties shall survive any expiration or termination of this Agreement.  Furthermore, in the event of any termination or expiration of this Agreement, all licenses expressly granted to End Users shall survive.

15.5         EFFECT OF TERMINATION.  If this Agreement is terminated, (i) Summit shall immediately document in detail the status of any Statement of Work then in effect, and Summit shall deliver to MathStar all copies of External MathStar — Specific Software that are in its or any third party’s possession (except in the possession of End Users), whether or not such External MathStar — Specific Software has been completed or is still in progress, and such External MathStar — Specific Software shall, for all purposes of this Agreement, be deemed transferred to MathStar, with respect to which MathStar shall have all applicable ownership and license rights; (ii) the parties shall immediately cease work as of the effective date of termination as to any Statement of Work then in process; and (iii) MathStar shall pay Summit, within thirty (30) days after the receipt by MathStar of a report from Summit describing the work performed by Summit in reasonable detail, for any amount due Summit for work performed under any Statement of Work.

16.           MISCELLANEOUS.

16.1         FORCE MAJEURE.  Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties.  However, the occurrence of a force majeure event shall not relieve either party of its payment obligations under this Agreement.

16.2         EXPORT.  Each party hereby acknowledges that one or more deliverables supplied under the Agreement are or may be subject to export or import controls under the laws and regulations of the United States (U.S.).  Each shall comply with such laws and regulations and agrees not to knowingly export, re-export, import or re-import, or transfer products without first obtaining all required U.S. Government authorizations or licenses.  MathStar and Summit each agree to provide the other such information and assistance as may reasonably be required by the other in connection with securing such authorizations or licenses, and to take timely action to obtain all required support documents.  Each party agrees to maintain a record of exports, re-exports, and transfers of any such deliverables for five (5) years and to forward within that time period any required records to the party needing the same or, at such party’s request, the U.S. Government.  Each party agrees to permit audits as required under the regulations to assure compliance with this Agreement.

16.3         RELATIONSHIP OF PARTIES.  The parties are independent contractors under this Agreement, and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship.  Neither party shall act in a manner which expresses or implies a relationship other than that of independent contractor, nor bind the other party.  Neither party is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party.

16.4         NO THIRD PARTY BENEFICIARIES.  Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than MathStar and Summit any rights, remedies or other benefits under or by reason of this Agreement.

16.5         EQUITABLE RELIEF.  Each party acknowledges that a breach by the other party of any confidentiality or proprietary rights provision of this Agreement may cause the non-breaching party irreparable harm, for which the award of damages would not be adequate compensation.  Consequently, the non-breaching party may institute an action to enjoin the breaching party from any and all acts in violation of those provisions, which remedy shall be cumulative and not exclusive, and a party may seek the entry of an injunction enjoining any breach or threatened breach of those provisions in addition to any other relief to which the non-breaching party may be entitled at law or in equity.

16.6         ATTORNEYS’ FEES.  In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement shall be entitled to its reasonable attorneys’ fees and costs.

16.7         NOTICES.  Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered) to the business point of contact of the other party.  Notices will be deemed effective (i) three (3) working days after deposit, postage prepaid, if mailed, or (ii) the next day if sent by overnight mail.  A copy of any notice shall be sent to the following:  Summit Design, Inc., 35 Corporate Drive, Burlington, MA 01803, Attn:  VP, Finance, and to:  MathStar, Inc., 5900 Green Oak Drive, Minnetonka, MN 55343, Attn:  CFO.

16.8         ASSIGNMENT.  Except as otherwise expressly provided herein with respect to subcontractors, neither party may assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party.  Any attempted assignment or delegation without consent will be void.  The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties’ respective successors and permitted assigns.

16.9         WAIVER AND MODIFICATION.  Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.  Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the parties.

16.10       SEVERABILITY.  If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

16.11       CONTROLLING LAW.  This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of Delaware and the United States, without regard to the conflicts of laws provisions thereof.  The parties specifically disclaim the UN Convention on Contracts for the International Sale of Goods.

16.12       HEADINGS.  Headings used in this Agreement are for ease of reference only and shall not be used to interpret any aspect of this Agreement.

16.13       ENTIRE AGREEMENT.  This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

16.14       COUNTERPARTS.  This Agreement may be executed in two counterparts, each of which shall be an original and together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

SUMMIT DESIGN, INC.

By:	/s/ Paul Bogonis
	Name:	Paul Bogonis
	Title:	Vice President of Finance

MATHSTAR, INC.

By:	/s/ Dean Westman
	Name:	Dean Westman
	Title:	VP Sales and Marketing

EXHIBIT A

EXHIBIT A

SUMMIT DESIGN LICENSE AND SERVICES AGREEMENT	SUMMIT

This Agreement (“Agreement”) is between the purchaser of this license and its agents and representatives (collectively, “Licensee”) and Summit Design, Inc., a Delaware corporation, and its subsidiaries (collectively “Summit”).

This Agreement governs Summit’s grant of a license to Licensee to use this Licensed Product(s), which is defined as, (i) this computer program and all error corrections, Updates and Upgrades hereto (as defined below), solely in machine readable form, furnished to Licensee under this Agreement (the “Software”); (ii) all written and electronic materials generally made available by Summit for the Software (the “Documentation”); and (iii) the code block(s) software for use with the Software.

BY INSTALLING OR USING THE SOFTWARE, LICENSEE ACKNOWLEDGES THAT IT HAS READ ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT, UNDERSTANDS THEM, AND AGREES TO BE BOUND BY THEM. LICENSEE UNDERSTANDS THAT, IF IT PURCHASED A COPY OF THE LICENSED PRODUCT FROM AN AUTHORIZED RESELLER OF SUMMIT, THAT ANY SUCH RESELLER IS NOT SUMMIT’S AGENT AND IS NOT AUTHORIZED TO MAKE ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES, STATUTORY OR OTHERWISE, ON SUMMIT’S BEHALF NOR TO VARY ANY OF THE TERMS OR CONDITIONS OF THIS AGREEMENT. IF LICENSEE AND SUMMIT ARE PARTIES TO A WRITTEN LICENSE AGREEMENT, DULY EXECUTED AND DELIVERED BY EACH OF THEM, WITH RESPECT TO LICENSEE’S USE OF THE SOFTWARE, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF SUCH LICENSE AGREEMENT AND THIS AGREEMENT, THE RELEVANT PROVISION OF SUCH OTHER LICENSE AGREEMENT SHALL SUPERSEDE THE CONTRADICTING TERM OF THIS AGREEMENT.

If Licensee does not agree to the terms of this Agreement and there is no other agreement between the parties with respect to the Software, Licensee may promptly (but in no event later than 7 days from the first attempted installation) return this LICENSED PRODUCT to the place FROM WHICH it obtained the LICENSED PRODUCT for a full refund.

1.             DEFINITIONS.

1.1.          “Designated Equipment” means (a) for licenses that are restricted to Use on only one computer (“Node Locked License”), the individual computer on which the Software is first installed and (b) for licenses that permit the Use of the Software on more than one computer (“Floating License”), the computer server on which the Software licensing mechanism is first installed and the number of individual computers for which a license fee has been paid.  If there is no agreemen between Licensee and Summit with respect to the type of license, each license shall be deemed to be a Node Locked License.

1.2.          “Designated Location” means the street address of the Designated Equipment.

1.3.          “Licensed Product(s)” is defined as:

(i)    the computer program and all error corrections, Updates and Upgrades hereto (as defined below), in machine readable form (the “Software”);

(ii)   all written and electronic materials generally made available by Summit Design for the Software (the “Documentation”); and/or

(iii)  the code block(s) software for use with the Software;

provided that such was ordered by Licensee and provided by Summit Design while this Agreement is in effect.

1.4. “Proprietary Information” means:

(a) Summit’s marketing, product, business, and other strategies and plans; (b) any other information of Summit disclosed in tangible form and marked or identified as proprietary or confidential; and (c) the source code, object code, internal design and implementation techniques of the Software. Excluded from Proprietary Information is any information that is: (d) rightfully in the public domain; (e) rightfully in Licensee’s possession prior to receipt from Summit; (f) rightfully learned by Licensee from a third party not in violation of any obligation of confidentiality or other right; or (g) developed independently by Licensee without benefit of the Proprietary Information.

1.4.          “Territory” means the country of the Designated Location.

1.5.          “Update(s)” means a new release of a particular Software program which provides error corrections or enhanced functionality and for which Summit does not charge a license or update fee to licensees of that Software program.

1.6.          “Upgrade(s)”  means a Software program with greater or different capability than the Software program, but providing the same essential functionality, to be upgraded and for which Summit charges a license fee to licensees of the Software program to be upgraded.

1.7.          “Use” means copying all or any portion of the Software into a computer or transmitting it to a computer for processing of its instructions or displaying any portion of the Software in connection with the processing of such machine instructions.

2. PAYMENT AND INSTALLATION.

2.1.          Payment.  Licensee shall pay Summit in full for the Licensed Product within thirty (30) days of the invoice date, provided, however, that payment may become immediately due and payable if Licensee’s account becomes delinquent. Licensee shall pay for each installment delivery of Licensed Product.

2.2.          Installation.  Licensee shall be responsible for installation of the Licensed Product.

3. LICENSE GRANT.

3.1.          Evaluation License. If this Software has been provided for evaluation by Licensee or Licensee has not paid to Summit all applicable charges for this Software, then Summit grants to Licensee only a non-exclusive, non-transferable, limited-term evaluation license solely for internal use of the Software, and solely for the purpose of testing and evaluating the Software to determine if Licensee will purchase a license to the Software from Summit (an “Evaluation License”). Licensee shall not use the Software pursuant to an Evaluation License in the productive course of business or for any purpose other than testing and evaluating the Software as described above. This Evaluation License shall be effective as of the date Licensee first receives the Software and shall remain in effect only for thirty (30) days, unless this Agreement is terminated prior thereto by either party. During the term of an Evaluation License, Summit shall provide Licensee with maintenance and support services for the Software as follows, (i) telephone support from Summit customer support personnel during Summit’s normal support business hours, subject to Summit’s normal prioritization procedures; and (ii) software Updates for the Software as deemed appropriate by Summit. Promptly upon the expiration of this Evaluation License, and without any notice or demand from Summit, Licensee shall either: (a) purchase a standard license for the Software pursuant to the terms of this Agreement; or (b) return the Software and all related materials to Summit. Failure to return the Software and all such materials to Summit within thirty-five (35) days of first receipt shall be deemed to be an election by Licensee to purchase a standard license for the Software pursuant to Section 3.2 hereof, and payment for such license shall become due and payable thirty (30) days thereafter (65 days after first receipt).

3.2.          Standard License. If this Software has been provided to License for use in the productive course of business, Summit hereby grants,  and Licensee accepts, a non-transferable, non-sublicensable, perpetual or time-based, non-exclusive, limited license to Use the Licensed Product in machine-readable form only, and only on the Designated Equipment at the Designated Location, and only for Licensee’s internal, normal business purposes; provided, however, that if this Licensed Product was licensed under Summit’s University Program, the Licensed Product shall be used only to train Licensee’s students and shall not be used for any commercial purpose, including but not limited to the creation of any commercial product. The Licensed Product shall not be used under any circumstance whatsoever directly or indirectly in a computer service business or in a rental or commercial timesharing arrangement.

3.3.          Intellectual Property Rights. All intellectual property rights in and to the Licensed Product shall remain the sole and exclusive property of Summit (and/or its suppliers, if applicable). Licensee shall have no rights, title, or interest in or to the Licensed Product other than the license expressly granted in this Agreement.

3.4.          Use on Designated Equipment. Use of the Software is restricted to the Designated Equipment at the Designated Location on (a) a single computer, in the case of a Node Locked License and (b) via a local-area network within the Designated Location on the number of individual computers for which a license fee has been paid, in the case of a Floating License. Accessing the Software from any location other than the Designated Location via local- or wide-area networking technology, or any other means, is prohibited unless Licensee has paid the appropriate Summit wide-area network license fee for the applicable Software and is subject to the restrictions set forth herein. Within five business days of installation of a Node Locked License, Licensee shall send to Summit the serial number and type of the Designated Equipment to the following e-mail address: licenses@sd.com.

3.5.          Transfers.  Licensee may change the Designated Equipment or Designated Location but only after giving five (5) days prior written notice to Summit; provided, however, that if the Designated Equipment becomes inoperative Licensee may change the Designated Equipment provided that Licensee notifies Summit in writing (by hard copy and e-mail to the address set forth in Section 3.4 above) of the change promptly following such change. If the new Designated Location is outside of the Territory, Licensee shall pay Summit’s then standard transfer charges prior to the change in Designated Location. If the Licensed Product is not covered by a Software Maintenance Policy (as described below) at the time of a change in Designated Equipment or Designated Location, Licensee shall pay Summit’s then standard charges for any assistance provided by Summit to change the Designated Equipment or Designated Location. Licensee shall, upon request from Summit, certify to Summit in writing the current Designated Equipment and Designated Location.

3.6.          License Terminates.  Licensee’s license to Use the Licensed Product that is replaced by an Update or an Upgrade shall terminate thirty (30) days after the Update or Upgrade is first installed. Within such thirty (30) day period, Licensee shall destroy or archive the original and all copies of the Licensed Product that is replaced by the Update or Upgrade, and certify the destruction or archiving in writing to Summit.

4.             PROTECTION OF PROPRIETARY INFORMATION.

4.1.          Ownership.  The Proprietary Information of Summit shall remain confidential and proprietary to Summit.

4.2.          Source Code.  Licensee shall not attempt to reverse engineer, decompile or disassemble the Software or any portion thereof, or otherwise derive its source code.

4.3.          Copy. Licensee may make one copy of the Software and Documentation solely for backup and archival use, retaining on such copy Summit’s and/or its suppliers’ copyright, trademark, confidentiality, and other notices. Such backup copy shall be delivered to Summit or destroyed upon the termination of this Agreement.

4.4.          Destruction of Software. Licensee shall erase the Software from all Designated Equipment prior to retiring such equipment from active use and in the event of termination of this Agreement.

4.5.          Inclusion with Other Software. Licensee may Use the Software within or in conjunction with any other software, but must comply with Section 4.4 above upon termination of this Agreement or change of the Designated Equipment, and any Use shall always remain subject to this Agreement.

4.6.          Confidentiality. Licensee shall not disclose, provide or otherwise make available the Proprietary Information of Summit to any person, other than authorized employees of Licensee who have signed agreements with Licensee providing for the protection of the Proprietary Information, without Summit’s prior written consent, signed by an authorized officer of Summit.  Licensee shall also protect the Proprietary Information through instructions to its employees, access limitations, and the like, no less securely than if it were Licensee’s own intellectual property. Licensee shall not use the Proprietary Information except to the extent permitted hereunder. No media containing the Software, nor any Documentation, shall be transferred, reproduced, or used in any way, other than as expressly permitted by this Agreement.

5.             SOFTWARE MAINTENANCE POLICY.

Summit recommends that all Software be covered by Summit’s standard Software support services. In consideration of payment by Licensee of Summit’s standard Software support fees, Summit will provide Summit’s standard Software support services for the Software pursuant to Summit’s Software Maintenance Policy described below. Software support reinstatement charges may be incurred in the event of a lapse in Software support coverage and subsequent renewal.

5.1           Term of Support. These support services shall be for an initial support term of one year, and thereafter for successive periods of support renewal terms of one year each, unless and until terminated pursuant to Section 5.7 below.

5.2           Support Fee.  To obtain support services under the Software Maintenance Policy, Licensee shall pay to Summit Summit’s standard annual service fee for the Licensed Product. All service fees are due and payable in full at the start of each service term for such Licensed Product described in Section 5.1 above. Summit may increase its annual service fees at, but only at, the beginning of a service term.  If Licensee and Summit agree, the term of support may be modified and support fees prorated such that the term of support for all Licensed Product used by Licensee expire on the same date.  Service fees do not include excise, sales, use, value added, or other similar taxes, nor any duties. Licensee shall reimburse Summit for all such taxes and duties incurred by Summit in connection with this Agreement. If an Upgrade is provided to Licensee and covered by these support services, Licensee shall pay an additional service fee equal to the amount by which the annual service fee for the Upgrade exceeds the annual service fee for the Licensed Product.

5.3           Support Services.  Summit will provide Licensee with the following support services during the support term for the Licensed Product:  (a) telephone diagnostics and assistance in the use of the Licensed Product in accordance with the Documentation during normal,  weekday EST business hours,  excluding Summit holidays;  (b) repair or replacement, at Summit’s option, of any media that is defective and which is returned to Summit in accordance with Section 6 below; (c) delivery of Updates upon their general commercial releases by Summit; and (d) delivery of Upgrades upon their general commercial releases by Summit, provided that Licensee has ordered the Upgrade and paid the applicable Upgrade Fee. Summit will use commercially reasonable efforts to respond promptly to all reasonable service requests from Licensee. Summit shall determine the timing and frequency of its Update and Upgrade deliveries in its sole discretion. If Licensee and Summit mutually agree, Summit will provide maintenance services to Licensee that are not covered under this Section 5.3. If such services are ordered by Licensee and provided by Summit, they shall be governed by this Agreement, they shall be provided during normal business hours, excluding holidays observed by Summit, and Licensee shall pay Summit’s then current standard charges for such services.

5.4           Excluded Services. The following services are not included under this Section 5: (a) services necessitated by: (i) relocation, movement, improper operation, neglect, or misuse of the Licensed Product; (ii) Licensee’s failure to maintain proper site or environmental conditions; (iii) use of the Software with any software or hardware for which its use is not recommended in the documentation for the Software provided by Summit; (iv) the fault of Licensee or Licensee’s agents or employees; (v) any attempt at repair, maintenance, or modification of the Licensed Product performed by anyone other than authorized Summit service personnel; (vi) casualty, act of God, or the unauthorized act of any third party; (vii) failure or interruption of any electrical power, telephone, or communication service or like cause; or (viii) any other cause external to the Licensed Product except ordinary Use in accordance with the license granted in Section 3.2 above; (b) any service or product not specifically set forth in Section 5.3 above; and (c) service at Licensee’s location.

5.5           Discontinued Licensed Product. Summit reserves the right to replace a Licensed Product that is discontinued or retired by Summit with a replacement Licensed Product, and negotiate with Licensee the difference in price, if any.

5.6           Support Services Cease.  If Licensee ceases paying for support services as described herein, Summit shall have no further obligations hereunder, and Licensee shall promptly pay to Summit all fees and charges due hereunder.

5.7           Renewal. Either Summit or Licensee may choose not to renew this Agreement for support services at any time by notifying the other party of this fact prior to commencement of the next annual service term. After notification, Summit will continue to provide support services through the end of the paid term.

5.8           University Program. Any Licensee licensing the Licensed Product through Summit’s University Program shall designate one person, who must be properly trained in the operation and use of the Licensed Product, to serve as Licensee’s contact person for all services performed under this Agreement.  All requests for service under this Agreement shall be made by Licensee through such contact person.

6              LIMITED WARRANTY AND DISCLAIMER.

THE LICENSED PRODUCT AND ALL OTHER ITEMS AND SERVICES PROVIDED IN CONNECTION WITH ANY EVALUATION LICENSE HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS AND WITHOUT ANY EXPRESS OR

IMPLIED WARRANTY OF ANY KIND, EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 6. With respect to any license hereunder other than Evaluation Licenses, Summit warrants that the Software will conform substantially to its Documentation for thirty (30) days from delivery and that the medium containing the Software will be free of defects in material and workmanship under normal use for thirty (30) days from delivery. Licensee must obtain a return authorization number from Summit before returning the Software, media, or a Peripheral to Summit. If Summit confirms a material non-conformity in the Software reported by Licensee in the unaltered Software, Summit will use commercially reasonable efforts to remedy the nonconformance. Summit does not warrant that the operation of the Licensed Product will be uninterrupted or error free, nor does it guarantee that its remedial efforts will correct any nonconformance. Corrections and replacements will be warranted for the remainder of the original warranty period. If any Software fails to comply materially with any limited warranty set forth in this Section 6 and Summit does not remedy such failure pursuant to this Section 6, Summit’s sole obligation and liability, and Licensee’s exclusive remedy for such failure shall be limited: (i) for nonconforming Software, to the refund of the license fee paid for such Software, upon the return of such Software to Summit, in which event this Agreement shall terminate; and (ii) for defective medium to replace the defective media that are returned to Summit within the warranty period. Some jurisdictions do not allow the exclusion or limitation of relief, incidental or consequential damages, so the above limitation or exclusion may not apply to Licensee. Summit will have no obligation for non-conformities in the Software or defects in medium that are caused by accident, abuse, or misuse of the Software, medium, or Peripheral. In the event that Summit separately grants Licensee in writing the right to modify the Licensed Product, Licensee shall display Summit’s and/or its suppliers’ copyright, trademark, confidentiality and other notices on any portion of the Licensed Product so Used. SUMMIT MAKES NO CONDITIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESSED OR IMPLIED, WRITTEN OR ORAL, EXCEPT AS EXPRESSLY STATED IN THIS SECTION 6. SUMMIT DISCLAIMS ALL OTHER CONDITIONS AND WARRANTIES, EXPRESSED AND IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT WITH RESPECT TO THE LICENSED PRODUCT AND ALL OTHER PRODUCTS, SUPPORT SERVICES, OTHER SERVICES, MATERIALS, DOCUMENTATION, AND OTHER ITEMS FURNISHED UNDER, OR IN CONNECTION WITH, THIS AGREEMENT.

7              INFRINGEMENT.

7.1           Summit to Defend. Summit will defend, at its own expense, any action against Licensee based on a claim that the Licensed Product infringes a United States patent or United States copyright or involves misappropriation of a trade secret.  Summit will pay such damages or costs as are finally awarded against Licensee for such infringement or misappropriation provided that Licensee gives Summit: (a) prompt written notice of any such action and of all prior related claims; (b) sole control of the defense and settlement of such action; and (c) full cooperation in any defense or settlement. Summit shall not be liable for any fees, costs, or damages incurred without such prompt written notice, control, and cooperation.

7.2           Exclusive Remedy.  Should any Licensed Product become, or in Summit’s opinion be likely to become, the subject of a claim of infringement or trade secret misappropriation as set forth in Section 7.1 above, Summit shall, at its option and expense: (a) obtain for Licensee the right to continue using the Licensed Product; (b) replace or modify the Licensed Product so its use becomes no infringing or otherwise lawful;  or (c) terminate the license granted hereunder with respect to the infringing Licensed Product or subcomponent and refund the applicable license fee paid by Licensee for the Licensed Product or subcomponent, less a reasonable allowance for past use based on straight-line depreciation over a three-year period.

7.3           Disclaimer. Notwithstanding the foregoing, Summit shall have no liability for any claim of infringement of a patent,  copyright or other intellectual property right or trade secret misappropriation, based on the use of the Licensed Product: (a) on a computer for which it was not designed; (b) with any other product not supplied by Summit; (c) in any manner or purpose for which the Licensed Product was not designed; (d) if the infringement or misappropriation would have been avoided by Licensee’s use of the most current version of the Licensed Product; (e) if it has been modified by anyone other than Summit; or (f) infringing on intellectual property rights or trade secrets owned by Licensee or any of its affiliated companies.

7.4           Exclusive Remedy.  THIS SECTION 7 STATES LICENSEE’S EXCLUSIVE REMEDY AND SUMMIT’S SOLE LIABILITY FOR THE LICENSED PRODUCTS OR SOFTWARE INFRINGING ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR CONSTITUTING A MISAPPROPRIATION OF THE TRADE SECRETS OF THIRD PARTIES.

8 LIMITATION OF LIABILITY.

8.1           Limitation of Liability.  EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION 7 (“INFRINGEMENT”) OF THIS AGREEMENT, SUMMIT’S (AND ITS SUPPLIERS’)  ENTIRE LIABILITY,  AND LICENSEE’S EXCLUSIVE REMEDY, FOR ANY AND ALL CLAIMS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR RELATED TO ANY ITEM OR SERVICE PROVIDED UNDER OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN BREACH OF WARRANTY, CONTRACT,  TORT,  STRICT LIABILITY OR OTHERWISE,  SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE LICENSE FEE PAID TO SUMMIT BY LICENSEE FOR THE LICENSED PRODUCT, IN NO EVENT SHALL SUMMIT (NOR ANY OF ITS SUPPLIERS) BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL,  OR EXEMPLARY DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF DATA, LOST PROFITS,  AND COSTS OF PROCUREMENT OF SUBSTITUTE GOODS), ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY PRODUCT, SERVICE, OR OTHER ITEM PROVIDED UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, WHETHER IN BREACH OF WARRANTY, CONTRACT,  TORT,  STRICT LIABILITY OR OTHERWISE,  EVE IF SUMMIT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.2           Limitations Period. Neither party may bring any action under this Agreement for any cause whatsoever more than two (2)  years after the occurrence giving rise to such cause of action, regardless of the date of discovery thereof; provided however, that this Section 8.2 shall not apply to any action brought by Summit for violations of Section 3 or Section 4 above and actions brought by Summit to protect its intellectual property rights.

9              DEFAULT AND TERMINATION.

9.1           Default. Summit may, by written notice to Licensee, terminate this Agreement, including the licenses granted hereunder, if any of the following events occur: (a) the failure of Licensee to pay Summit in full any fee or charge due to Summit if payment is not rendered within ten (10) days after Licensee receives written notice that payment is overdue; (b) any breach of any material term or obligation of this Agreement if not remedied within thirty (30) days after Licensee receives written notice of such breach ; (c) any material breach of Section 3 (License Grant) or Section 4 (Protection of Proprietary Information) effective immediately upon written notice from Summit; or (d) the insolvency of Licensee.

9.2           Termination.  Licensee’s right to use the Licensed Product shall cease upon termination without further action.  Within seven (7) days of termination, Licensee shall return to Summit the Licensed Product,  including the original and all copies of all, Documentation and Software, together with a certification by a duly authorized representative of Licensee that all copies of the Software not returned have been destroyed.

9.3           No Waiver;  Remedies Cumulative. Termination shall be in addition to, and not a waiver of, any remedy available to Summit at law, equity or under this Agreement.  All remedies hereunder and under applicable law shall be cumulative.

9.4           Survival. Notwithstanding the foregoing, the provisions of Sections 2.1 (“Payment”), 4 (“Protection of Proprietary Information”), 6 (“Limited Warranty and Disclaimer”) and 8  (“Limitation of Liability”) shall survive termination.

10            GENERAL.

10.1         Other Agreements. This Agreement supersedes all prior oral and written agreements and understandings between the parties related to the subject matter hereof, and constitutes the complete and exclusive statement of such agreement. All orders for Licensed Product issued by Licensee while this Agreement is in effect shall be governed by the terms and conditions of this Agreement exclusively, and the terms and conditions contained in any purchase order issued by Licensee shall be of no force or effect, even if the order is accepted by Summit.

10.2         Headings. Headings in this Agreement are for convenience only,  and shall be disregarded when interpreting the terms hereof.

10.3         Export Controls. In the event Licensee exports the Licensed Product from the Territory, Licensee assumes the responsibility for compliance with all applicable export and re-export regulations, as the case may be.

10.4         Assignment. Neither this Agreement nor any of Licensee’s rights or obligations under this Agreement shall be assigned or transferred by Licensee without Summit’s prior written consent and any attempted assignment or transfer without such consent shall be void.  Licensee agrees that this Agreement binds Licensee and each of its employees, agents and persons associated with it, including Licensee’s affiliated and subsidiary firms, corporations and other organizations. Summit may assign this Agreement and its rights and obligations hereunder without Licensee’s consent.

10.5         Force Majeure.  Neither party shall be liable for any failure or delay in performing services or any other obligation under this Agreement (other than payment obligations), nor for any damages suffered by reason of such failure or delay, which is, indirectly or directly, caused by strike, riot, natural catastrophe or other act of God, or any other cause beyond either party’s reasonable control.

10.6         No Waiver.  If either party fails to perform any of its obligations hereunder and the other party fails to enforce the provisions relating thereto, such party’s failure to enforce this Agreement shall not prevent its later enforcement.

10.7         Severability. If any provision of this Agreement is determined by a court to be, or becomes,  invalid,  unenforceable or illegal,  such provision shall be (a) modified to be made valid, enforceable and legal in such a manner as to best effectuate the intent of the parties on the date hereof or (b) deemed eliminated where such modification is not practicable. The remainder of this Agreement shall remain in effect in accordance with its terms as modified by such modification or deletion.

10.8         Notices.  All notices and correspondence under this Agreement shall be in writing and shall be delivered by personal service, confirmed facsimile, express courier,  or certified mail,  return receipt requested. If to Summit, Licensee shall deliver notice to the last address to which Licensee sent payment for Licensed Product, Software, or support services (or to any subsequent address communicated to Licensee in writing). If to Licensee, notice shall be delivered to the last address to which Summit sent an invoice (or to any subsequent address communicated to Summit in writing). All notices shall be deemed effective upon receipt if delivered personally or sent by express courier or confirmed facsimile, and seven (7) days after mailing if sent by certified mail.

10.9         Governing Law.  This Agreement, and all transactions hereunder, shall be governed by, and any arbitration hereunder shall apply, the laws of the Commonwealth of Massachusetts, excluding (a) its rules regarding conflict of laws; (b) the United Nations Convention on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods; and (d) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

10.10       Attorney Fees and Costs. If any legal action is brought in connection with this Agreement, the prevailing party shall be entitled to receive its reasonable attorney fees and costs in addition to any other relief it may receive.

10.11       Modifications.  No modifications of this Agreement shall be binding upon either party unless made in writing and signed and delivered by an authorized representative of Summit and Licensee.

10.12       Government Use. If Licensee is a U.S. Government entity,  the Software and the Documentation are “commercial computer software” or “commercial computer software documentation.” Absent a written agreement to the contrary, the Government’s rights with respect to such Software or Documentation are limited by the terms of this Agreement, pursuant to FAR ’  12.212(a) and/or DFARS ’ 227.7202-1(a), as applicable.

10.13       Dispute Resolution. All disputes arising out of, or relating to, this Agreement shall be finally resolved by arbitration conducted in the English language in Boston, Massachusetts, U.S.A., under the arbitration rules of the American Arbitration Association if Licensee is located in North America or under the commercial arbitration rules of the United Nations Commission on International Trade Law if the Licensee is located outside of North America. Three arbitrators shall be appointed by the President of the American Arbitration Association. Both parties shall bear equally the cost of the arbitration (exclusive of legal fees and costs, all of which shall be allocated in accordance with Section

10.10 above). All decisions of the arbitrator(s) shall be final and binding on both parties and enforceable in any court of competent jurisdiction. Notwithstanding this, application may be made to any court for a judicial acceptance of the award or order of enforcement. Notwithstanding anything contained in this Section to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction, or similar equitable relief.

10.14                     Third Party Beneficiary Rights. Licensee acknowledges that portions of the Software and related Documentation are licensed to Licensor by third parties for inclusion in the Product(s) and that such third parties are intended third party beneficiaries of the provisions of this Agreement.